SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):  February 5, 1996




KINARK CORPORATION
(Exact name of registrant
as specified in its charter)




             Delaware         1-3920         71-0268502
          (State or other     (Commission    (I.R.S. Employer
          jurisdiction of     File Number)   Identification No.)
          incorporation)




          7060 South Yale Avenue, Tulsa, OK            74136
          (Address of principal executive offices)     (Zip Code)




Registrant's telephone number, including area code:  (918) 494-0964




                                    N/A
(Former name or former address, if changed since last report.)

Item 2.   Acquisition or Disposition of Assets.

     On February 5, 1996 (the "Closing Date"), pursuant to a Stock Purchase Agreement dated August 3, 1994 (the "Agreement") and that certain Order Confirming Sale of Personal Property entered on December 21, 1994 by The District Court in and for Tulsa County, State of Oklahoma, Kinark Corporation ("Kinark") acquired 600 shares (the "Shares") of the common stock of Rogers Galvanizing Company, a Delaware corporation ("Rogers") representing approximately 51.2% of all of the issued and outstanding common stock of Rogers. The Shares were acquired from The C.L. Simpson Inter Vivos Revocable Trust and The Alta Rogers Simpson Inter Vivos Revocable Trust (the "Trusts"), acting through their Interim Trustee, The Trust Company of Oklahoma (the "Trustee"). The purchase price of the Shares was $7,100.00 per share for a total price of $4,260,000, which was paid $50,000 in cash on August 3, 1994 and $4,210,000 (the "Closing Date Payment") in cash on the Closing Date.

     On February 16, 1996 (the "Option Date"), pursuant to five separate Option Agreements each dated October 10, 1995 (each, an "Option Agreement" and collectively, the "Option Agreements"), Kinark acquired an additional 188 shares of Rogers common stock (the "Option Shares"), representing approximately 16% of all of the issued and outstanding common stock of Rogers. After acquisition of the Option Shares, Kinark became the record owner of approximately 67.2% of all the issued and outstanding Rogers stock. Kinark acquired the Option Shares from Ben C. and Javade L. Bishop, Charles E. Story, John W. Carpenter, Thelma Lee Morris (as administratrix of the estate of H.R. Morris), and Deania L. Rodgers and Paula Patterson, as trustee for the Deania L Rodgers Marital Trust (collectively, the "Optionees"). The purchase price of the Option Shares was also $7,100.00 per share and the total consideration for all the Option Shares was $1,334,800 (the "Option Share Payments") paid in cash on February 16, 1996.

     Kinark funded the Closing Date Payment and the Option Share Payments from the proceeds of a private placement in which it raised approximately $5,700,000 by selling approximately 2.28 million shares of its common stock at a price of $2.50 per share.

     As of the Closing Date and as of the Option Date, there was no material relationship between either the Trusts or the Optionees, and Kinark or any of its affiliates, any director or officer of Kinark, or any associate of any such director or officer.

     Rogers, with corporate headquarters in Tulsa, Oklahoma, is the fourth largest hot dip galvanizer in the country with four (4) galvanizing locations in Tulsa and one (1) in Kansas City, Missouri. Rogers will continue to operate as a non-wholly owned subsidiary of Kinark and will continue operating its galvanizing plants in five (5) locations. Kinark intends to file an amendment to this Form 8-K supplementing the financial information about Rogers when it is available, but not later than sixty days after the date on which this Form 8-K must be filed.

ITEM 5.   OTHER EVENTS.

     On February 6, 1996, the Board of Directors of Kinark met and approved changes in Kinark's executive officers. Michael T. Crimmins, currently Chairman of the Board, was appointed Chief Executive Officer. Ronald J. Evans, currently a director, was appointed President. Paul R. Chastain, currently an officer and a director, was appointed Vice-President and Chief Financial Officer.

     At the end of January, Kinark raised approximately $5,700,000.00 in new capital by selling approximately 2.28 million shares of its common stock in a private placement at a price of $2.50 per share.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     It is impractical to provide the required financial statements for Rogers Galvanizing Company at the date of the filing of this Form 8-K. The required financial statements will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

     (B)  PRO FORMA FINANCIAL INFORMATION.

     It is impractical to provide the required pro forma financial information at the date of the filing of this Form 8-K. The required pro forma financial information will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

     (C)  EXHIBITS.

     2.1. Stock Purchase Agreement entered into as of August 3, 1994, by and among Kinark Corporation and The C.L. Simpson Inter Vivos Revocable Trust and The Alta Rogers Simpson Inter Vivos
          Revocable Trust, through their Interim Trustee, The Trust Company of Oklahoma

     2.2  Option Agreement dated October 10, 1995 between Kinark
          Corporation and Deania L. Rogers and Paula Patterson, as trustee of the Deania L. Rogers Marital Trust

     2.3  Option Agreement dated October 10, 1995 between Kinark
          Corporation and Ben C. Bishop

     2.4  Option Agreement dated October 10, 1995 between Kinark
          Corporation and J.W. Carpenter

     2.5  Option Agreement dated October 10, 1995 between Kinark
          Corporation and C.E. Story

     2.6  Option Agreement dated October 10, 1995 between Kinark
          Corporation and Thelma Lee Morris

     99.1 Order Confirming Sale of Personal Property entered on December 21, 1994 by The District Court in and for Tulsa County, State of Oklahoma


SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              KINARK CORPORATION



                              By:     /s/ Ronald J. Evans
                                   Ronald J. Evans
                                   President

Dated: February 20, 1996

EXHIBIT INDEX


Exhibit Number      Description


     2.1 Stock Purchase Agreement entered into as of August 3, 1994, by and among Kinark Corporation and The C.L. Simpson Inter Vivos Revocable Trust and The Alta Rogers Simpson Inter Vivos Revocable Trust, through their Interim Trustee, The Trust Company of Oklahoma

     2.2       Option Agreement dated October 10, 1995 between
               Kinark Corporation and Deania L. Rogers and Paula
               Patterson, as trustee of the Deania L. Rogers
               Marital Trust

     2.3 Option Agreement dated October 10, 1995 between Kinark Corporation and Ben C. Bishop

     2.4 Option Agreement dated October 10, 1995 between Kinark Corporation and J.W. Carpenter

     2.5       Option Agreement dated October 10, 1995 between
               Kinark Corporation and C.E. Story

     2.6 Option Agreement dated October 10, 1995 between Kinark Corporation and Thelma Lee Morris

     99.1 Order Confirming Sale of Personal Property entered on December 21, 1994 by The District Court in and for Tulsa County, State of Oklahoma